Exhibit 99.1

Pyxis Oncology Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

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Recently reported positive preliminary data from Phase 1 dose escalation trial of micvotabart pelidotin (“MICVO,” formerly PYX-201), including a confirmed 50% objective response rate by RECIST 1.1 in recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC)
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Received Fast Track Designation from the U.S. Food and Drug Administration for MICVO for the treatment of adult patients with R/M HNSCC whose disease has progressed following treatment with platinum-based chemotherapy and an anti-PD-(L)1 therapy
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Initiated monotherapy expansion cohorts of MICVO for 2L and 3L R/M HNSCC patients who have received prior platinum-based chemotherapy and prior PD-(L)1 inhibitor therapy with preliminary data expected in 2H25 and 2/3L R/M HNSCC patients who have received prior EGFRi and PD-1 inhibitor therapy with preliminary data expected 1H26
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Initiated MICVO in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in 1/2L+ R/M HNSCC patients as part of a recently announced Clinical Trial Collaboration Agreement with Merck (known as MSD outside of the US and Canada) with preliminary data expected in 2H25
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Streamlined organization and implemented operational initiatives to focus resources on the execution of the MICVO clinical program, including workforce reduction of approximately 20%
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Expected cash runway into 2H26

BOSTON, March 18, 2025 (GLOBE NEWSWIRE) — Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing next-generation therapeutics for difficult-to-treat cancers, today reported financial results for the year and quarter ended December 31, 2024, and provided a business update.

“We are committed to the development of a novel therapy for patients with recurrent or metastatic head and neck squamous cell carcinoma who will progress following platinum-based therapies and prior PD-(L)1 therapy, and those that progress after current and emerging EGFRi therapies,” said Lara S. Sullivan, M.D., President and Chief Executive Officer. “We look forward to expanding upon the encouraging safety and efficacy results observed from our Phase 1 trial evaluating micvotabart pelidotin, and we believe targeting Extradomain-B Fibronectin (EDB+FN) will offer a novel approach to addressing the limitations of existing therapies.”

“Given the positive micvotabart pelidotin data, it is critical that we ensure the flawless execution of our clinical programs on the fastest possible timeline,” said Dr. Sullivan. “To support this goal, we have streamlined our organization to allocate resources in a way that gives us the greatest opportunity to deliver on our mission and bring meaningful therapies to patients who need them most. I am confident that our focused approach will drive value for both patients and shareholders,” concluded Dr. Sullivan.

Pipeline Updates

In 2024 the Company established that its lead therapeutic candidate, micvotabart pelidotin (MICVO, formerly referred to as PYX-201), has profound monotherapy effect on multiple tumor types with significant tumor regression demonstrated during the Phase 1 dose escalation study. MICVO is a first-in-concept antibody-drug conjugate antibody-drug conjugate (ADC) that targets EDB+FN, a non-cellular structural component of the tumor extra-cellular matrix.

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Recently reported positive preliminary data from the ongoing Phase 1 dose-escalation trial of micvotabart pelidotin evaluating its safety and efficacy in multiple solid tumor types. In six heavily pretreated HPV-positive and HPV-negative efficacy evaluable patients who had received a median of four prior lines of therapy with R/M HNSCC, micvotabart pelidotin achieved a confirmed 50% objective response rate (ORR) based on RECIST 1.1 criteria, including one complete response and a disease control rate (DCR) of 100%.

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Initiated Part 2 monotherapy expansion cohorts of the ongoing Phase 1 clinical trial to evaluate micvotabart pelidotin in 2L and 3L R/M HNSCC patients who have received prior platinum and PD-1 inhibitor therapy, and 2L and 3L R/M HNSCC patients who have received prior EGFRi and PD-1 inhibitor therapy. Preliminary data from patients who have received prior platinum and PD-1 inhibitor therapy are expected in the second half of 2025 and preliminary data from patients who have received prior EGFRi and PD-1 inhibitor therapy are expected in the first half of 2026. R/M HNSCC continues to be an area of high medical need despite improvements in treatment options.

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Initiated Phase 1/2 combination study of micvotabart pelidotin and Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with R/M HNSCC and other advanced solid tumors. We aim to select a dose of micvotabart pelidotin in combination with pembrolizumab by mid-year 2025 and share preliminary data from the trial in the second half of 2025.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

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Received Fast Track Designation from the U.S. Food and Drug Administration (FDA) for micvotabart pelidotin for the treatment of adult patients with R/M HNSCC whose disease has progressed following treatment with platinum-based chemotherapy and an anti-PD-(L)1 therapy.
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In December 2024, suspended further development of PYX-106 — a fully human IgG1 monoclonal antibody targeting Siglec-15 to allocate resources toward advancing micvotabart pelidotin.

Business Updates

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Pyxis Oncology recently announced a portfolio prioritization, focusing resources on advancing its lead clinical program, micvotabart pelidotin. In connection with the portfolio prioritization, the Company today announced it has reduced its workforce by approximately 20%, with a majority of the headcount reductions from the Company’s G&A and preclinical group. In addition, Ken Kobayashi, M.D., F.A.C.P, is stepping down as Chief Medical Officer and Lara S. Sullivan, M.D., President and Chief Executive Officer will assume the role of Chief Medical Officer along with her current role as President and Chief Executive Officer.

Full Year 2024 Financial Results

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As of December 31, 2024, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $128.4 million. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the second half of 2026.

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Research and development expenses were $58.7 million for the year ended December 31, 2024, compared to $49.6 million for the year ended December 31, 2023. The increase was primarily due to increased clinical trial-related expenses, including manufacturing of drug product and drug substance for Phase 1 clinical trials of micvotabart pelidotin and the recently attrited PYX-106 asset.

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General and administrative expenses were $25.4 million for the year ended December 31, 2024, compared to $32.6 million for the year ended December 31, 2023. The decrease was primarily due to lower employee costs including stock-based compensation and decrease in legal, professional and consulting fees.

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During the fourth quarter of 2024, Pyxis Oncology recorded a non-cash impairment loss of $21.0 million for in-process research and development (IPR&D) intangible asset related to PYX-107, which was acquired by the Company in August 2023 as part of the acquisition of Apexigen. The impairment loss was mainly due to de-prioritization of clinical development of PYX-107. Despite the impairment loss, acquisition of Apexigen remains a net accretive transaction for the Company wherein we received $9.5 million of cash since acquisition from the sale of royalty rights and royalty payments.

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Net loss was $77.3 million, or ($1.32) per common share, for the year ended December 31, 2024, compared to $73.8 million, or ($1.85) per common share, for the year ended December 31, 2023. Excluding non-cash stock-based compensation expense and impairment loss, the net loss for the year ended December 31, 2024, was $43.4 million, compared to net loss of $56.8 million for the year ended December 31, 2023.

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As of March 17, 2025, the outstanding number of shares of Common Stock of Pyxis Oncology was 61,590,415.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The company is efficiently building next generation therapeutics that hold the potential for monotherapy and combination indications. The lead product candidate, micvotobart pelidotin (“MICVO” formerly PYX-201), is an antibody-drug conjugate (ADC) that uniquely targets Extradomain-B Fibronectin (EDB+FN), a non-cellular structural component of the tumor extra-cellular matrix. MICVO has been evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors with a go-forward development focus on treating patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) based on the strength of the HNSCC signal that emerged. MICVO is designed to generate a multi-pronged attack on difficult-to-treat cancers by directly killing cancer cells, reducing extra-cellular matrix (ECM) density, inhibiting tumor angiogenesis and mobilizing an anti-tumor immune response.

To learn more, visit www.pyxisoncology.com or follow us on X (formerly known as Twitter) and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Annual Report on Form 10-K filed with SEC on March 18, 2025, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com

PYXIS ONCOLOGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenues
Royalty revenues	$8,146	$—
Sale of royalty rights	8,000	—
Total revenues	16,146	—
Costs and operating expenses
Cost of revenues	475	—
Research and development	58,747	49,586
General and administrative	25,420	32,610
Impairment of in-process research and development intangible asset	20,964	—
Total costs and operating expenses	105,606	82,196
Loss from operations	(89,460)	(82,196)
Other income, net
Interest and investment income	7,039	6,630
Sublease income	2,926	1,776
Total other income, net	9,965	8,406
Loss before income taxes	(79,495)	(73,790)
Income tax benefit	(2,164)	—
Net loss	$(77,331)	$(73,790)
Net loss per common share - basic and diluted	$(1.32)	$(1.85)
Weighted average shares of common stock outstanding - basic and diluted	58,445,765	39,904,603

PYXIS ONCOLOGY, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$19,473	$9,664
Marketable debt securities, short-term	107,458	109,634
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	4,037	3,834
Total current assets	132,440	124,604
Property and equipment, net	9,899	11,872
Intangible assets, net	2,600	24,308
Operating lease right-of-use asset	12,242	12,942
Total assets	$157,181	$173,726
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,859	$3,896
Accrued expenses and other current liabilities	11,371	12,971
Operating lease liabilities, current portion	1,450	1,232
Deferred revenues	—	7,660
Total current liabilities	17,680	25,759
Operating lease liabilities, net of current portion	18,650	20,099
Financing lease liabilities, net of current portion	100	—
Deferred tax liability, net	—	2,164
Total liabilities	36,430	48,022
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	60	45
Additional paid-in capital	484,077	411,821
Accumulated other comprehensive income	170	63
Accumulated deficit	(363,556)	(286,225)
Total stockholders’ equity	120,751	125,704
Total liabilities and stockholders’ equity	$157,181	$173,726